CONSULTING AGREEMENT

THIS CONSULTING AGREEMENTS (this "Agreement") is made as of the ___ day of June, 2001, by and between CORPORATE VISION, INC. (the "Company"), a Oklahoma corporation, and WILLIAM L. TUORTO, an individual ("Consultant").

RECITALS

WHEREAS, the Company desires to retain Consultant as an independent contractor, and Consultant desires to serve in such capacity, on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitations, the Company's employment of Consultant and the advantages and benefits thereby inuring to Consultant) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

    Employment. The Company agrees to retain, and Consultant agrees to be retained by the Company, pursuant to the terms and conditions of this Agreement.

    Term. The term of this Agreement shall commence on the date first above written (the "Commencement Date") and shall continue for a period of one (1) year, or until terminated as hereinafter provided.

    Duties. Consultant shall serve in the capacity of ____________________________________ to the Company and shall perform such additional other duties as are customarily performed by a person acting in such capacity, more particularly described hereto as Exhibit A. Consultant shall report to the ______________________ of the Company.

    Compensation. During the term hereof, Consultant shall be paid as follows:

    Consulting Fee. Consultant shall be paid a flat fee of __________ ________________ dollars ($___________.00) for his services hereunder, equated to exactly 3,000,000 shares of Company common stock (the "CVIA Shares"), to be issued and delivered no later than Thirty (30) business days from the date of this Agreements execution. When issued and delivered in accordance with this Agreement, the CVIA Shares will be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or other similar rights of any person. When delivered as set forth herein will be registered pursuant to the Securities Act of 1933, as amended, on a registration statement on Form S-8 that has been declared effective by the SEC. The flat fee shall be payable in full on the date of this Agreements execution and shall be subject to the usual and customary reporting required by law

    Out-of-Pocket Expenses. The Company shall promptly reimburse Consultant for all reasonable expenses incurred by him in the performance of his duties hereunder. Consultant shall properly account therefor in accordance with Company policy.

    Termination. This Agreement may be terminated by either party upon thirty (30) days written notice.

6. Duties Upon Termination. Upon the Consultant's termination of this Agreement hereunder for any reason, Consultant shall promptly return to the Company any and all records, files, notes, memoranda, reports, tape recordings, copies and other physical representations of any information relating to the Company, its subsidiaries, affiliates, officers, and directors. Consultant hereby acknowledges that any and all such items are, and shall remain at all times the sole property of the Company.

    General Provisions.

    Assignment. Consultant acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Consultant shall not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement may be assigned by or delegated by the Company to any subsidiary, affiliate, or benefit of and be enforceable by any such assignee or delegate.

    Entire Agreement: Amendment. The Company and Consultant acknowledge that this Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof, and that there exists no further agreement between the parties with respect to any aspect of Consultant's employment. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the parties hereto. Consultant acknowledges that he has read and understood this Agreement and that he has been given a copy hereof for his personal use and records.

    Notices. All notices which may be or are required to be given pursuant to this Agreement shall be (i) either delivered in person or sent via postage prepaid, certified or registered mail, return receipt requested, and (ii) addressed to the party to whom sent or given at the address set forth on the first page hereof or to such other address as any party hereto may have given to the party hereto in such manner. If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five (5) days after such notice has been mailed, as provided above.

    Miscellaneous. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Florida, and any action for enforcement hereunder shall be brought in the appropriate Florida court. No delay or failure by the Company or Consultant in exercising any of their rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between the Company and Consultant or any other person shall be deemed to be a waiver by the Company or Consultant of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Company or Consultant. Every portion of this Agreement is intended to be severable. Whenever possible, each such provision shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be deemed severed here from and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

(SIGNATURE PAGES TO FOLLOW)

COMPANY:

Witness: CORPORATE VISION, INC.

_______________________ By:

Gary Mays, CEO

CONSULTANT:

Witness:

_______________________ By: William L. Tuorto

SSN:

Exhibit A

Consultant Job Description